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                                                                       EXHIBIT 6


                                   AGREEMENT

     THIS AGREEMENT is made as of April 1, 1995 (the "Agreement"), by and between MESA Inc., a Texas corporation (the "Company"), on the one hand, and Dennis R. Washington, an individual residing in Missoula, Montana
("Washington"), on the other hand.

     WHEREAS, Washington has notified the Company that he wishes to nominate for election to the Company's Board of Directors (the "Board of Directors" or the "Board") at the Company's Annual Meeting of Stockholders scheduled to be held on May 17, 1995 (the "Annual Meeting") certain persons; and

     WHEREAS, Washington has determined that his and the Company's best interests would be served by (i) Washington not engaging in a solicitation of proxies for the Annual Meeting for the election of Washington's nominees in opposition to nominees of the Board of Directors (a "Proxy Contest"), (ii) the nomination of Washington's representatives to the Board of Directors as provided herein and (iii) the other arrangements set forth herein; and

     WHEREAS, the Company has determined that the best interests of the Company and its stockholders would be served by (i) Washington not engaging in a Proxy Contest for the Annual Meeting, (ii) the nomination of Washington's representatives to the Board of Directors as provided herein and (iii) the other arrangements set forth herein.

     NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, and intending to be legally bound hereby, each of the parties hereby agrees as follows:


                                   SECTION 1

                                REPRESENTATIONS
                                ---------------

     1.1  Representations and Warranties of Washington.  Washington represents
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and warrants to the Company as follows:

          (a) Washington has the requisite legal power and authority to execute, deliver and carry out this Agreement and has taken all necessary legal action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          (b) This Agreement has been duly and validly authorized, executed and delivered by Washington and constitutes a valid and binding obligation of Washington, enforceable in accordance with its terms.

          (c) Washington and his affiliates beneficially own an aggregate of 2,854,900 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Washington and his affiliates do not beneficially own any equity or debt securities
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of the Company or any subsidiary, other than the foregoing.


     1.2  Representations and Warrants of the Company.  The Company represents
          -------------------------------------------
and warrants to Washington as follows:

          (a) The Company is duly organized and validly existing and in good standing under the laws of the State of Texas, has the requisite corporate power and authority to execute, deliver and carry out this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          (b) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms.

          (c) The Company is not aware of any matter other than the election of directors and the appointment of independent public accountants to be acted upon at the Annual Meeting and shall not propose any other matter without the consent of Washington, which consent shall not be unreasonably withheld.


                                   SECTION 2

                       BOARD OF DIRECTORS AND MANAGEMENT
                       ---------------------------------

     2.1  Annual Meeting.
          --------------

          (a) The Annual Meeting shall be held on May 17, 1995, or such later date as the Board of Directors may determine.

          (b) The parties hereby agree that the slate of the nominees for election to the Board of Directors at the Annual Meeting to be proposed by the Board of Directors shall be each of the current members of the Board of Directors, namely Paul W. Cain, John L. Cox, John S. Herrington, Wales H. Madden, Jr., Boone Pickens, Fayez S. Sarofim, Robert L. Stillwell and Jerry R. Walsh, Jr., and two representatives of Washington (the "Washington Designees"), namely David H. Batchelder and Dorn Parkinson, and the parties hereto further agree that they shall nominate, recommend and support such slate at the Annual Meeting and shall vote, and shall cause their affiliates to vote, all shares of Common Stock or proxies which they are entitled to vote in favor of the election of such nominees at the Annual Meeting.

          (c) At the first meeting of the Board of Directors of the Company following the election of the Washington Designees, one Washington Designee shall be elected to serve on the Compensation Committee of the Board of Directors and one Washington Designee shall be elected to serve on the Audit Committee of the Board of Directors. One Washington Designee shall be elected to each other Board committee, if any, provided that such Washington Designee meets any reasonable eligibility requirements that may be

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established for membership on such committee. Washington shall determine which
Washington Designee shall serve on each such committee.

          (d) In the event that the Annual Meeting shall not have been held on or before May 17, 1995, then at any time prior to the date of the Annual Meeting, Washington, at his option, may notify the Company that he desires to have the Board elect the Washington Designees to the Board, and promptly upon receipt of such notice, the Board shall take all requisite action to elect the Washington Designees to the Board.

          (e) While serving as director, each Washington Designee shall have the same legal duties and responsibilities and the same rights and privileges as the other nonemployee directors of the Company, including without limitation, with respect to expense reimbursement, director compensation, notice, indemnification and access to Company information and personnel.

     2.1  Other Obligations.
          -----------------

          (a) Washington shall not engage in any solicitation of proxies in connection with the Annual Meeting. Washington shall not nominate candidates for election as directors or engage in any solicitation of proxies in connection with the annual meeting of stockholders of the Company to be held in 1996 if Washington and his affiliates beneficially own less than 1,300,000 shares of Common Stock at any time on or after the date hereof.

          (b) If, at any time after the date hereof, Washington and his affiliates beneficially own less than 2,800,000 shares of Common Stock, at the Company's option, Washington shall cause one Washington Designee to immediately thereafter resign from the Board of Directors. If, at any time after the date hereof, Washington and his affiliates beneficially own less than 1,300,000 shares of Common Stock, at the Company's option, Washington shall cause the remaining Washington Designee to immediately thereafter resign from the Board of Directors.

          (c) Washington agrees to provide the Company with reasonable evidence of the number of shares of Common Stock and other securities of the Company and its subsidiaries beneficially owned by him, upon request of the Company from time to time following the election of the Washington Designees to the Board.

          (d) The Company shall not, prior to the Annual Meeting, amend its articles of incorporation or bylaws or grant any waiver under Section 9 or 10 of
Article II of such bylaws.


                                   SECTION 3

                             ADDITIONAL AGREEMENTS
                             ---------------------

     3.1  Press Release.  Upon the effectiveness of this Agreement, the Company
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shall issue a press release in a form that shall have been previously approved by Washington, such approval not to be unreasonably withheld. Neither the Company nor Washington nor any of their affiliates, associates or representatives shall issue any other press release or other publicly available document that is inconsistent with, or is otherwise contrary to, the statements in such Company press release.

     3.2  Withdrawal of Notices.  Washington hereby withdraws his request made
          ---------------------
by letter dated February 17, 1995 giving notice to the Company of (a) Washington's wish to nominate directors at the Annual Meeting and (b) his intent to cumulate votes in the election of directors at the Annual Meeting.

     3.3  Challenges to Agreement.  Each party hereto shall not, and shall use
          -----------------------
its best efforts to cause each of its affiliates, associates and representatives not to, challenge the validity of any provisions of this Agreement. In the event that any part of this Agreement or any transaction contemplated hereby is temporarily, preliminarily or permanently enjoined or restrained by a court of competent jurisdiction, the parties hereto shall use their reasonable best efforts to cause any such injunction or restraining order to be vacated or dissolved or otherwise declared or determined to be of no further force or effect.

     3.4  Specific Performance.  The Company and Washington acknowledge and
          --------------------
agree that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company and Washington, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and/or to compel specific performance of this Agreement in any action instituted in any Federal court of the United States having subject matter jurisdiction.

     3.5  Release.  To the fullest extent permitted by law, each party hereto
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hereby releases and discharges the other party hereto (and such other party's affiliates, associates and representatives) from all manner of claims, actions, causes of action or suits, at law or in equity, which it has or may have by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of this Agreement, arising out of, in connection with, or in any way related to Washington's investment in the Company, any actions taken by the Company in response thereto, the execution and delivery of this Agreement, or the business and affairs of the Company, other than a breach of this Agreement, and each party hereto hereby agrees not to initiate, encourage or join in any claim, litigation or legal action against any other party (or its affiliates, associates or representatives) arising out of or related to any such matter, cause or thing, other than a breach of this Agreement.


                                   SECTION 4

                                 MISCELLANEOUS
                                 -------------

     4.1  Entire Agreement.  This Agreement constitutes the entire understanding
          ----------------
of the parties with respect to the subject matter hereof and may be amended only by an

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agreement in writing executed by all the parties hereto.

     4.2  Headings.  Descriptive headings are for convenience only and shall not
          --------
control or affect the meaning or construction of any provision of this Agreement.

     4.3  Counterparts.  For the convenience of the parties, any number of
          ------------
counterparts of this Agreement may be executed by the parties, and each such executed counterpart shall be an original instrument.

     4.4  Notices.  All notices, consents, requests, instructions, approvals and
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other communications provided for in this Agreement and all legal processes in regard to this Agreement shall be validly given, made or served, if in writing and delivered personally, by hand or by telecopy, or sent by registered mail postage paid, if to the Company to it at:

          MESA Inc.
          2001 Ross Avenue
          Suite 2600
          Dallas, Texas 75201
          Attn:  Stephen K. Gardner
          Fax:  (214) 969-2228

with a copy, which shall not constitute notice, to:

          Baker & Botts, L.L.P.
          One Shell Plaza
          910 Louisiana
          Houston, Texas 77002-4995
          Attn:  Robert L. Stillwell
          Fax:  (713) 229-1522

and if to Washington at:

          Dennis R. Washington
          101 International Way
          P.O. Box 8182
          Missoula, Montana 59807
          Fax:  (406) 523-1399

with a copy, which shall not constitute notice, to:

          Latham & Watkins
          505 Montgomery Street, Suite 1900
          San Francisco, CA 94111
          Attn:  Scott R. Haber
          Fax:  (415) 395-8095

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or to such other address or telecopy number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by hand or by telecopy shall be deemed given on the date on which so hand delivered or telecopied. Notice given by mail as set out above shall be deemed delivered five business days after the date the same is postmarked.

     4.5  Successors and Assigns.  This Agreement shall bind the successors and
          ----------------------
assigns of the parties, and inure to the benefit of any successor or assign of any of the parties; provided, however, that no party may assign this Agreement
                    ------------------
without the other party's prior written consent.

     4.6  Governing Law.  This Agreement shall be governed by and constructed
          -------------
and enforced in accordance with the internal laws of the State of Texas, without giving effect to the conflict of the laws principles thereof.

     4.7  Certain Terms.  As used herein, (i) the terms "affiliate" and
          -------------
"associate" shall have the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and (ii) "beneficial ownership" shall mean beneficial ownership as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

     4.8  Survival of Representations.  All representations, warranties and
          ---------------------------
agreements made by Washington and the Company in this Agreement or pursuant hereto shall survive the date hereof through the term of this Agreement.

     4.9  Consent to Service.  Each of the parties hereto hereby consents to the
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personal jurisdiction of the United States District Court for the Northern
District of Texas in any action, suit or proceeding arising under this Agreement and each agrees further that service of process or notice in any action, suit or proceeding shall be effective if given in the manner set forth in Section 4.4 hereof.

     4.10  No Waiver.  Any waiver by any party of a breach of any provision of
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this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.


MESA INC.

By /s/ Stephen K. Gardner                       /s/ Dennis R. Washington
   ----------------------                       ------------------------
   Stephen K. Gardner                               Dennis R. Washington
   Vice President and Chief
   ------------------------
      Financial Officer
      -----------------

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